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                                                        Page 1 of 7 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                             (AMENDMENT NO. __)(1)


                               IBEAM BROADCASTING
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45073P-10-1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           / /  Rule 13d-1(b)

           / /  Rule 13d-1(c)

           /X/  Rule 13d-1(d)


----------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

           The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 45073P-10-1                 13G                     Page 2 of 7 Pages
--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   CROSSPOINT VENTURE PARTNERS 1997, L.P., A DELAWARE
                   LIMITED PARTNERSHIP (TAX ID NUMBER:77-0488512)
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A
               GROUP*                                    (a) / /         (b) /X/
--------------------------------------------------------------------------------
      3        SEC USE ONLY
--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                      DELAWARE LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
 NUMBER OF               5       SOLE VOTING POWER                             0
  SHARES                 -------------------------------------------------------
BENEFICIALLY             6       SHARED VOTING POWER                  15,114,498
 OWNED BY                -------------------------------------------------------
  EACH                   7       SOLE DISPOSITIVE POWER                        0
 REPORTING               -------------------------------------------------------
PERSON WITH              8       SHARED DISPOSITIVE POWER             15,114,498
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON                                                 15,114,498
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             13.8%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*                                      PN
--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 45073P-10-1                     13G               Page 3 of 7 Pages
--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     CROSSPOINT ASSOCIATES 1997, L.L.C., A DELAWARE LIMITED LIABILITY COMPANY (TAX ID NUMBER: 77-468508)
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A
               GROUP*                                      (a) / /       (b) /X/
--------------------------------------------------------------------------------
      3        SEC USE ONLY
--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                      DELAWARE LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
 NUMBER OF                5       SOLE VOTING POWER                            0
  SHARES                  ------------------------------------------------------
BENEFICIALLY              6       SHARED VOTING POWER                 15,114,498
 OWNED BY                 ------------------------------------------------------
   EACH                   7       SOLE DISPOSITIVE POWER                       0
 REPORTING                ------------------------------------------------------
PERSON WITH               8       SHARED DISPOSITIVE POWER            15,114,498
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON                                                 15,114,498
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             13.8%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*                                      PN
--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 45073P-10-1                13G                 Page 4 of 7 Pages
--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                      RICH SHAPERO
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A
               GROUP*                                       (a) / /      (b) /X/
--------------------------------------------------------------------------------
      3        SEC USE ONLY
--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                      UNITED STATES
--------------------------------------------------------------------------------
                              5       SOLE VOTING POWER
                                      0
                              --------------------------------------------------
                              6       SHARED VOTING POWER
                                      15,114,498 shares of which
                                      15,114,498 are directly held by
 NUMBER OF                            Crosspoint Venture Partners 1997.
  SHARES                              Rich Shapero is a general partner
BENEFICIALLY                          of Crosspoint Associates 1997. Rich
  OWNED BY                            Shapero disclaims beneficial
   EACH                               ownership of the shares held
 REPORTING                            directly by Crosspoint Venture
PERSON WITH                           Partners 1997.
                              --------------------------------------------------
                              7       SOLE DISPOSITIVE POWER
                                      0
                              --------------------------------------------------
                              8       SHARED DISPOSITIVE POWER
                                      15,114,498 shares of which
                                      15,114,498 are directly held by
                                      Crosspoint Venture Partners 1997.
                                      Rich Shapero is a general partner
                                      of Crosspoint Associates 1997. Rich
                                      Shapero disclaims beneficial
                                      ownership of the shares held
                                      directly by Crosspoint Venture
                                      Partners 1997.
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON                                                 15,114,498
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             13.8%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                                               Page 5 of 7 Pages


       ITEM 1(a)         NAME OF ISSUER:

                         IBeam Broadcasting

       ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                         645 Almanor Avenue, Suite 100, Sunnyvale, CA 94085

     ITEM 2(a)-(c)       NAME OF PERSON FILING:

                         This statement is being filed Crosspoint Associates 1997, L.L.C.., a Delaware limited liability company, whose principal business address is 2925 Woodside Road, Woodside, CA 94062. Rich Shapero, a general partner of Crosspoint Associates 1997, L.L.C., whose principal business address is 2925 Woodside Road, Woodside, CA 94062, is a United States citizen.
                         Crosspoint Associates 1997, L.L.C., is general partner to Crosspoint Venture Partners 1997, L.P., a Delaware limited partnership.

       ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                         Common Stock

       ITEM 2(e)         CUSIP NUMBER:

                         45073P-10-1

        ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                         Not Applicable

        ITEM 4.          OWNERSHIP.

                         13.8%

        ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.


                         Not Applicable

        ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                         ANOTHER PERSON.

                         Under certain circumstances set forth in the limited partnership agreements of Crosspoint Associates
                         1997, L.L.C., and Crosspoint Venture Partners
                         1997, L.P., the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the shares of IBeam Broadcasting, held by such entity. No such partners' rights relate to more than five percent of the class.

        ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                         Not Applicable

        ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                         GROUP.

                         Not Applicable

        ITEM 9.          NOTICE OF DISSOLUTION OF GROUP.

                         Not Applicable

       ITEM 10.          CERTIFICATION.

                         Not Applicable

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                                                               Page 6 of 7 Pages

                                   SIGNATURES

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:        February 13, 2001

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
RICH SHAPERO                                       CROSSPOINT ASSOCIATES 1997, L.L.C., A
                                                   DELAWARE LIMITED LIABILITY COMPANY



Signature:        /s/ Rich Shapero                 Signature:      /s/ Rich Shapero
                  ---------------------------                      ---------------------------------------------
                  Rich Shapero                                     Rich Shapero, a General Partner

                                                   CROSSPOINT VENTURE PARTNERS 1997,
                                                   L.P., A DELAWARE LIMITED PARTNERSHIP


                                                   By Crosspoint Associates 1997, L.L.C., its General Partner


                                                   Signature:      /s/ Rich Shapero
                                                                   ---------------------------------------------
                                                                   Rich Shapero, a General Partner

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                                                               Page 7 of 7 Pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

           The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 2001, containing the information required by Schedule 13G, for the Shares of IBEAM Broadcasting, held by Crosspoint Venture Partners 1997, L.P., a Delaware limited partnership, and with respect to the general partner, such other holdings as may be reported therein.

Date:        February 13, 2001

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
RICH SHAPERO                                        CROSSPOINT ASSOCIATES 1997, L.L.C., A
                                                    CALIFORNIA LIMITED LIABILITY COMPANY


Signature:        /s/ Rich Shapero                  Signature:      /s/ Rich Shapero
                  ----------------------------                      ---------------------------------------------
                  Rich Shapero                                      Rich Shapero, a General Partner

                                                    CROSSPOINT VENTURE PARTNERS 1997,
                                                    L.P., A DELAWARE LIMITED PARTNERSHIP


                                                    By Crosspoint Associates 1997, L.L.C., its General Partner


                                                    Signature:      /s/ Rich Shapero
                                                                    ---------------------------------------------
                                                                    Rich Shapero, a General Partner

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